Exhibit 99.1
Bakkt Reports Third Quarter 2023 Results
Gross crypto services revenues of $191.8 million and associated crypto costs and execution, clearing and brokerage fees of $190.1 million
Total revenues of $204.8 million include gross crypto revenues and net loyalty revenues
Total operating expenses of $257.6 million includes crypto costs and execution, clearing and brokerage fees and goodwill and intangible assets impairments. Excluding crypto costs and execution, clearing and brokerage fees and goodwill and intangible assets impairments, expenses were $44.2 million down 26% year-over-year
Expansion of crypto capabilities in nine new international markets expected to be active by year-end, including the United Kingdom, Hong Kong, Latin America, Singapore, Australia and Spain
Strong client execution with nearly all recently signed clients onboarded and/or activated, and significant broadening of our client network
Updated full year 2023 outlook and provided preliminary 2024 outlook

ALPHARETTA, GA – November 14, 2023 – Bakkt Holdings, Inc. (“Bakkt”) (NYSE: BKKT) announced its financial and operational results for the quarter ended September 30, 2023.

“This quarter we clearly demonstrated our ability to execute and strengthen our company despite highly challenging crypto market conditions,” said Gavin Michael, President and CEO of Bakkt. “Given headwinds facing the U.S. crypto industry, we made international expansion a key priority, successfully launching our crypto capabilities in Latin America and Spain, and we plan to go live in the United Kingdom, Hong Kong, Singapore and Australia by the end of this year. International markets will remain a key focus area for us with additional markets already in our pipeline. Our relentless focus on delivering for our clients enabled us to onboard and activate most of the new clients that we signed last quarter. We made strong traction broadening our crypto trading and custody network. We also further enhanced our secure custody platform, with the imminent relaunch of our custody solution followed by the expansion of the number of coins that we custody. Our leading platform and focused execution will continue to drive us to success.”

Recent Strategic Highlights
International expansion – Expanding with our clients 3.0verse and Hapi into new international markets with planned further expansion with IBEX. Our platform is currently live with certain clients in Latin America and Spain. We plan to further expand our crypto capabilities in the United Kingdom, Hong Kong, Singapore and Australia by year-end.

Crypto trading – Significant progress activating and broadening our client network including:
•Seamless execution for existing clients – Provided a swift and seamless onboarding and activation experience for recently signed crypto clients. We onboarded nearly all of the new clients that were signed in the prior quarter. Our time to activate is consistent with historical trends of ~45 days.

•Expansion of client base – our advanced crypto trading capabilities continue to attract strong interest from new clients, which includes many crypto native institutions such as 3.0verse. OpenNode and Legend Trading also intend to utilize our advanced crypto trading capabilities.

Crypto custody – Our highly-regarded custody solution has been enhanced with the imminent relaunch of its core platform followed by additional coin support. We made strong progress expanding our platform and client network including:
•Relaunch of Bakkt® Custody– Ground up redevelopment of the Bakkt Trust custody solution is complete and launching this month. The foundational redevelopment adds key features such as segregated wallets, a flexible policy engine, and enables the rapid addition of future functionality.
•Expanding support for additional coins – An example of Bakkt® Custody’s enhanced functionality that the relaunch provides is the expansion of asset support, which will follow shortly after the release of the new platform. This release will expand custodial support from Bitcoin (BTC) and Ethereum (ETH) to create parity with our trading platform, adding Bitcoin Cash (BCH), Dogecoin (DOGE), Ethereum Classic (ETC), Litecoin (LTC), Shiba Inu (SHIB) and USD Coin (USDC), with more coins to come early next year.
•Expansion of client base – Our secure, reliable and trusted custody platform continues to benefit from a flight to quality and we made strong progress expanding our client network. Recently signed new clients include Unchained and LeboBTC. As we announced last week, we intend to join EDX’s clearing house and custodial network initially serving as a back-up qualified custodian. We have also received significant inbound client interest regarding our enhanced custody capabilities, which will be launched soon.

Lightning Network – As we drive crypto’s evolution towards increased utility, we are investing in the Lightning Network. We recently announced that we will be launching Lightning Services to select clients. Clients will be able to leverage these capabilities for cross-border remittances, B2B settlement, instantaneous deposits and withdrawals for trading, or global, interoperable P2P1. We will be partnering with two leading Lightning Service Providers, Lightspark and IBEX, to build out a global network of compliant on and off-ramps. Additionally, we announced that we are a founding infrastructure provider for UMA, a new Universal Money Address standard aimed at simplifying sending money.

1 Use cases are subject to applicable regulatory approvals.

Bakkt Third Quarter Financial Highlights (unaudited)
Third quarter 2023 results include Apex Crypto, which we acquired on April 1, 2023. In accordance with GAAP, we are presenting crypto services revenue and crypto costs and execution, clearing and brokerage fees on a gross basis since we are a principal in those transactions.

$ in millions	3Q23	3Q22	Increase/ (decrease)
Revenues	$204.8	$13.2	N.M.
Goodwill and intangible assets impairments	23.3	1,547.7	N.M.
Operating expenses, excluding impairments	234.3	60.4	N.M.
Total operating expenses	257.6	1,608.1	N.M.
Operating loss	(52.9)	(1,594.9)	N.M.
Net loss	(51.7)	(1,592.5)	N.M.
Adjusted EBITDA loss (non-GAAP)	$(21.6)	$(30.7)	(30)%
Note: “N.M” denotes Not Meaningful
•Key performance indicators (including historical Apex Crypto data for comparison purposes):
oCrypto enabled accounts of 6.1 million have continued to increase steadily.
oTransacting accounts of 1.0 million decreased 13% year-over-year, due to industrywide slowdown in crypto activity.
oNotional traded volume of $366.1 million decreased 45% year-over-year, due to industrywide decline in crypto trading volumes and lower hotel and rental car loyalty redemption activity.
oAssets under custody of $505.7 million decreased 28% year-over-year, primarily due to lower coin quantities.
•Revenues of $204.8 million reflect a significant increase in gross crypto services revenues driven by our acquisition of Apex Crypto. Net loyalty revenues of $13.0 million increased 2% year-over-year driven by higher customer activity.
•Total operating expenses of $257.6 million reflect a significant increase in crypto costs and execution, clearing and brokerage fees driven by our acquisition of Apex Crypto. Third quarter expenses included a non-cash intangible assets impairment charge of $23.3 million. This charge was in accordance with generally accepted accounting principles and a result of lower revenue growth expectations for the loyalty business.
•Operating loss of $52.9 million decreased year-over-year due to larger goodwill and intangible assets impairments recorded in the prior year.
•Net loss of $51.7 million decreased year-over-year.
•Adjusted EBITDA loss (non-GAAP) of $21.6 million decreased 30% year-over-year primarily due to a reduction in compensation and benefits costs.

Updated Full Year 2023 Outlook
We are updating our full year 2023 guidance to reflect the current market environment:
•Full year 2023 revenues expected to be ~$750 million - ~$1,268 million; includes gross crypto revenues of ~$697 million - ~$1,215 million and net loyalty revenues of ~$53 million.

•Full year 2023 crypto costs expected to be ~$693 million - ~$1,208 million, in line with gross crypto revenues.
•Full year 2023 net cash used in operating activities expected to be ~($86 million) – ~($89 million). Prior full year 2023 guidance of ($78 million) - ($84 million).
•Full year 2023 free cash flow (non-GAAP) expected to be ~($99 million) - ~($102 million). Prior full year 2023 guidance of ($90 million) - ($96 million). Change in guidance reflects lower revenue partially offset by reductions in operating expenses.

Preliminary Full Year 2024 Outlook
•Full year 2024 revenues expected to be ~$3,461 million - ~$9,071 million; includes gross crypto revenues of ~$3,406 million - ~$9,015 million and net loyalty revenues of ~$55 million.
•Full year 2024 crypto costs expected to be ~$3,386 million - ~$8,976 million, in line with gross crypto revenues.
•Full year 2024 net cash used in operating activities expected to be ~($35 million) – ~($55 million).
•Full year 2024 free cash flow (non-GAAP) expected to be ~($43 million) - ~($63 million).
•Expect to be approximately breakeven on an adjusted EBITDA basis by end of 2024.

Webcast and Conference Call Information
Bakkt will host a conference call at 9:00 AM ET, November 14, 2023. The live webcast of Bakkt’s earnings conference call can be accessed at https://investors.bakkt.com, along with the earnings press release and accompanying slide presentation. Investors and analysts interested in participating in the call are invited to dial (833) 470-1428 or (404) 975-4839, and reference participant access code 178790 approximately ten minutes prior to the start of the call. A replay will be available promptly after the call and can be accessed by dialing (866) 813-9403 and entering the access code 984736. The replay will be available through December 11, 2023.

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About Bakkt
Founded in 2018, Bakkt builds solutions that enable our clients to grow with the crypto economy. Through institutional-grade custody, trading, and onramp capabilities, our clients leverage technology that’s built for sustainable, long-term involvement in crypto.
Bakkt is headquartered in Alpharetta, GA. For more information, visit: https://www.bakkt.com/ |
X (Formerly Twitter) @Bakkt | LinkedIn https://www.linkedin.com/company/bakkt/.

Bakkt-E
Source: Bakkt Holdings, Inc.

Contacts

Investor Relations
Ann DeVries, Head of Investor Relations
Ann.DeVries@bakkt.com

Media
press@bakkt.com

Note on Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements regarding the impacts from the Apex Crypto acquisition, Bakkt’s guidance regarding Apex Crypto’s full year 2023 results, and Bakkt’s guidance, plans, objectives, expectations and intentions with respect to future operations, products, services, among others. Forward-looking statements can be identified by words such as “will,” “likely,” “expect,” “continue,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “projection,” “outlook,” “grow,” “progress,” “potential” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Bakkt’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Bakkt’s control. Actual results and the timing of events may differ materially from the results anticipated in such forward-looking statements as a result of the following factors, among others: Bakkt’s ability to grow and manage growth profitably; changes in Bakkt’s business strategy; changes in the market in which Bakkt competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations; changes in the markets that Bakkt targets; disruptions in the crypto market that subject Bakkt to additional risks, including the risk that banks may not provide banking services to Bakkt; the possibility that Bakkt may be adversely affected by other economic, business, and/or competitive factors; the inability to launch new services and products or to profitably expand into new markets and services; the inability to execute Bakkt’s growth strategies, including identifying and executing acquisitions and Bakkt’s initiatives to add new clients; Bakkt’s failure to comply with extensive government regulation, oversight, licensure and appraisals; uncertain regulatory regime governing blockchain technologies and crypto; the inability to develop and maintain effective internal controls and procedures; the exposure to any liability, protracted and costly litigation or reputational damage relating to Bakkt’s data security; the impact of any goodwill or other intangible assets impairments on Bakkt’s operating results; the impact of any pandemics or other public health emergencies; Bakkt’s inability to maintain the listing of its securities on the New York Stock Exchange; and other risks and uncertainties indicated in Bakkt’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements. Such forward-looking statements relate only to events as of the date on which such statements are made and are based on information available to us as of the date of this press release. Unless otherwise required by law, we undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events.

Definitions
Crypto-enabled accounts: total crypto accounts open.
Transacting accounts: unique accounts that perform at least one transaction across crypto buy/sell and loyalty redemption each month. Monthly figures are de-duped for the month. Quarterly figure represents sum of all months in the quarter.
Notional traded volume: total notional volume of transactions across crypto buy/sell and loyalty redemption. Figures represent gross values recorded as of order date.
Assets under custody: the sum of coin quantities held by customers multiplied by the final quote for each coin on the last day of the quarter.

Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP financial measure, which we define as earnings before interest, income taxes, depreciation, amortization, acquisition-related expenses, share-based and unit-based compensation expense, goodwill and intangible assets impairments, restructuring charges, changes in the fair value of our warrant liability and certain other non-cash and/or non-recurring items that do not contribute directly to our evaluation of operating results and are not components of our core business operations. Adjusted EBITDA provides management with an understanding of earnings before the impact of investing and financing transactions and income taxes, and the effects of aforementioned items that do not reflect the ordinary earnings of our operations. This measure may be useful to an investor in evaluating our performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or other performance measures derived in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly tied measures used by other companies.
Non-GAAP financial measures like Adjusted EBITDA have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. The non-GAAP financial measures should be considered alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA Loss (unaudited)

$ in millions	3Q23	3Q22
Net loss	$(51.7)	$(1,592.5)
Depreciation and amortization	4.0	6.4
Interest income, net	(1.2)	(0.6)
Income tax expense (benefit)	0.2	(0.6)
EBITDA	$(48.7)	$(1,587.4)
Acquisition-related expenses	(0.7)	0.5
Share-based and unit-based compensation expense	3.3	8.8
Cancellation of common units	(0.0)	(0.1)
Loss (gain) from change in fair value of warrant liability	0.2	(0.4)
Goodwill and intangible assets impairments	23.3	1,547.7
Impairment of long-lived assets	0.1	0.0
Transition services expense	1.0	0.3
Adjusted EBITDA loss	$(21.6)	$(30.7)

Free Cash Flow is a non-GAAP financial measure. Free Cash Flow is cash flow from operations adjusted for “capitalized internal use software development costs and other capital expenditures” and “interest income.” We adjust for capitalized expenses associated with internally developed software for our technology platforms given they are a large component of our ongoing expense base given our position as a technology platform company.
Information reconciling forward-looking Free Cash Flow to the comparable GAAP financial measure is unavailable to us without unreasonable effort. We are not able to provide a reconciliation of forward-looking Free Cash Flow to the comparable GAAP financial measure because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as timing of customer payments for account receivables and payment terms for operating expenses. Preparation of such reconciliations would require a forward-looking statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). We provide a range for our Free Cash Flow forecast that we believe will be achieved, however we cannot accurately predict all the components of the Free Cash Flow calculation. We provide a Free Cash Flow because we believe that Free Cash Flow, when viewed with our results under GAAP, provides useful information for the reasons noted above. However, Free Cash Flow is not a measure of liquidity under GAAP and, accordingly, should not be considered as an alternative to net cash used in operating activities as an indicator of liquidity.

Reconciliation of Operating Cash Flow to Non-GAAP Free Cash Flow ($ in millions) (unaudited)

	FY 2023E		FY 2024E
$ in millions	Low	High	Low	High
Net cash used in operating activities	($86)	($89)	($35)	($55)
Capex	(8)	(8)	(4)	(4)
Interest income, net	(5)	(5)	(4)	(4)
Free Cash Flow	($99)	($102)	($43)	($63)

Consolidated Balance Sheets

$ in millions	As of 9/30/23 (unaudited)	As of 12/31/22
Assets
Current assets
Cash and cash equivalents	$68.2	$98.3
Restricted cash	28.3	16.5
Customer funds	28.2	0.6
Available-for-sale securities	22.7	141.1
Accounts receivable, net	21.7	25.3
Prepaid insurance	12.1	22.8
Safeguarding asset for crypto	505.7	15.8
Other current assets	7.3	6.1
Total current assets	694.2	326.5
Property, equipment and software, net	20.5	19.7
Goodwill	66.5	15.9
Intangible assets, net	41.7	55.8
Deposits with clearinghouse	0.2	15.2
Other assets	23.7	22.5
Total assets	$846.7	$455.5
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$49.2	$66.8
Customer funds payable	28.2	0.6
Deferred revenue, current	4.4	4.0
Due to related party	1.8	1.2
Safeguarding obligation for crypto	505.7	15.8
Other current liabilities	4.3	3.8
Total current liabilities	593.6	92.1
Deferred revenue, noncurrent	2.9	3.1
Warrant liability	1.6	0.8
Other noncurrent liabilities	37.6	23.4
Total liabilities	635.7	119.4
Stockholders' equity
Class A common stock ($0.0001 par value, 750,000,000 shares authorized, 91,414,923 shares issued and outstanding as of 9/30/23 and 80,926,843 shares outstanding as of 12/31/22)	0.0	0.0
Class V common stock ($0.0001 par value, 250,000,000 shares authorized, 183,249,426 shares issued and outstanding as of 9/30/23 and 183,482,777 shares outstanding as of 12/31/22)	0.0	0.0
Additional paid-in capital	794.2	773.0
Accumulated other comprehensive loss	(0.3)	(0.3)
Accumulated deficit	(724.6)	(676.4)
Total stockholders' equity	69.3	96.3
Noncontrolling interest	141.7	239.8
Total equity	211.1	336.1
Total liabilities and stockholders' equity	$846.7	$455.5

Consolidated Statements of Operations (unaudited)

$ in millions	3Q23	3Q22
Revenues:
Crypto services	$191.8	$0.5
Loyalty services, net	13.0	12.7
Total revenues	204.8	13.2
Operating expenses:
Crypto costs	189.4	0.4
Execution, clearing and brokerage fees	0.7	---
Compensation and benefits	24.6	37.8
Professional services	2.0	2.7
Technology and communication	5.5	4.1
Selling, general and administrative	7.4	7.8
Acquisition-related expenses	(0.7)	0.5
Depreciation and amortization	4.0	6.4
Related party expenses	1.0	0.3
Goodwill and intangible assets impairments	23.3	1,547.7
Impairment of long-lived assets	0.1	0.0
Other operating expenses	0.3	0.5
Total operating expenses	257.6	1,608.1
Operating loss	(52.9)	(1,594.9)
Interest income, net	1.2	0.6
(Loss) gain from change in fair value of warrant liability	(0.2)	0.4
Other income, net	0.4	0.7
Loss before income taxes	(51.5)	(1,593.2)
Income tax (expense) benefit	(0.2)	0.6
Net loss	(51.7)	(1,592.5)
Less: Net loss attributable to noncontrolling interest	(34.4)	(1,124.4)
Net loss attributable to Bakkt Holdings, Inc.	$(17.3)	$(468.1)

Net loss per share attributable to Class A common stockholders
Basic	$(0.19)	$(6.11)
Diluted	$(0.19)	$(6.11)

Consolidated Statements of Cash Flows (unaudited)

$ in millions	3Q23	3Q22
Cash flows from operating activities:
Net loss	$(51.7)	$(1,592.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4.0	6.4
Non-cash lease expense	0.8	0.8
Share-based compensation expense	3.0	7.7
Unit-based compensation expense	0.4	1.1
Forfeiture and cancellation of common units	(0.0)	(0.1)
Deferred income taxes	---	(0.6)
Impairment of long-lived assets	0.1	---
Goodwill and intangible assets impairments	23.3	1,547.7
Loss on disposal of assets	0.1	---
Loss (gain) from change in fair value of warrant liability	0.2	(0.4)
Other	0.0	0.1
Changes in operating assets and liabilities:
Accounts receivable	(0.7)	(0.7)
Prepaid insurance	3.9	3.0
Deposits with clearinghouse	15.2	0.0
Accounts payable and accrued liabilities	(3.1)	(8.0)
Due to related party	0.8	0.3
Deferred revenue	1.0	(0.5)
Operating lease liabilities	(0.8)	3.6
Customer funds payable	27.7	(0.0)
Other assets and liabilities	0.6	(1.0)
Net cash provided by (used in) operating activities	24.6	(33.4)
Cash flows from investing activities:
Capitalized internal-use software development costs and other capital expenditures	(1.9)	(7.8)
Purchase of available-for-sale securities	(17.6)	0.4
Proceeds from the maturity of available-for-sale securities	10.0	74.7
Acquisition of Bumped Financial, LLC	---	---
Acquisition of Apex Crypto LLC, net of cash acquired	0.0	---
Net cash (used in) provided by investing activities	(9.4)	67.4
Cash flows from financing activities:
Proceeds from the exercise of warrants	---	0.0
Repurchase and retirement of Class A common stock	---	---
Net cash provided by financing activities	---	0.0
Effect of exchange rate changes	(0.4)	(0.8)
Net increase in cash, cash equivalents, restricted cash and customer funds	14.8	33.2
Cash, cash equivalents, restricted cash and customer funds at the beginning of the period	109.9	372.3
Cash, cash equivalents, restricted cash and customer funds at the end of the period	$124.7	$405.5